SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X ]
Check the appropriate box:
[X] Preliminary proxy statement.
[ ] Definitive proxy statement.
[_] Definitive additional materials.
[_] Soliciting material under Rule 14a-12.
[_] Confidential, for use of the Commission only (as permitted by Rule14a-6(e)(2)).
THE NEW GERMANY FUND, INC.

(Name of Registrant as Specified in Its Charter)

OPPORTUNITY PARTNERS L.P.

(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of filing fee (check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-
6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
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[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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Opportunity Partners L.P.
60 Heritage Drive
Pleasantville, NY 10570
(914) 747-5262
Fax: (914) 747-5258
oplp@optonline.net

January 12, 2007

Carole Coleman, Corporate Secretary
The Board of Directors
The New Germany Fund, Inc.
345 Park Avenue
New York, NY 10154

Dear Ms. Coleman and Board Members:

Assuming there will be three directors elected this year, we hereby give notice that we again intend to nominate Lawrence Goldstein, Richard Shaker and Brad Orvieto for election as directors. As you know none of them meets the ?qualifications? bylaw that is the subject of litigation. We also intend to submit a proposal that the Fund should promptly conduct a self-tender offer for 30% of its shares at 96% of net asset value.

We intend to solicit proxies from shareholders and to seek reimbursement from the Fund for our solicitation expenses. If there is any additional information that you need to conduct a fair election, please advise us and we will endeavor to provide it. Finally, please advise us immediately if you believe this notice is deficient in any way so that we can promptly cure any deficiency.

Very truly yours,


Phillip Goldstein
Portfolio Manager